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                                                           EXHIBIT 99.1


[LOGO] LONE STAR                                           NEWS RELEASE
       TECHNOLOGIES, INC.
                                                     CONTACT: CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                             Fax: (972) 770-6471

                 LONE STAR TECHNOLOGIES, INC. SIGNS AGREEMENT TO
                  PURCHASE BELLVILLE TUBE CORPORATION'S ASSETS

Dallas, TX, March 8, 2000 ..... Lone Star Technologies, Inc. (Lone Star),
NYSE:LSS, announced that it has signed a definitive agreement to purchase Bellville Tube Corporation's (Bellville) assets, a privately held Houston-area based tubular goods manufacturer.

Bellville is a high quality, low cost producer of oil country tubular goods and line pipe between 1.9 inches and 4.5 inches in outside diameter. Since April, 1996, Lone Star Steel Company (Steel), one of Lone Star's principal operating subsidiaries, has marketed products manufactured by Bellville under an exclusive alliance agreement that provides for Bellville's conversion of coils into tubular products for Steel. In addition to oilfield products, Bellville also produces tubing for use in Steel's specialty tubing operations. Bellville will operate as a separate subsidiary of Lone Star and its alliance with Steel will continue. Bellville's management and employees will remain with the company. No change in employment levels is expected.

Lone Star plans to acquire Bellville's assets through a new subsidiary for a cash purchase price of approximately $14.5 million. The purchase price will be provided by Lone Star's cash and borrowings of $5 million. Bellville's revenues, which primarily consist of conversion fees from Steel, and EBITDA for the 1999 calendar year were $9.2 million and $2.5 million, respectively. The acquisition is expected to close on March 31, 2000 and is anticipated to be accretive to Lone Star's earnings per share as a result of reduced conversion fees and other costs.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated: "Under the leadership of Ken Beil, President, Bellville has been producing high quality oilfield tubulars for many years. The acquisition of Bellville will increase our flexibility to meet our customers' growing demand for a wide range of premium quality tubular products on short notice. The Bellville brand product line is preferred by many end users for oilfield applications and industrial uses."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries are Lone Star Steel Company, which manufactures and markets oilfield casing, tubing, and line pipe, specialty tubing products, flat rolled steel and other tubular products and services, and Fintube Technologies, Inc., which manufactures and markets finned tubes used in a variety of heat recovery operations.


         This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.